Exhibit 6(c)

                        CitiFunds Tax Free Income Trust
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109


                              ___________ __, 199_



CFBDS, Inc.
21 Milk Street, 5th Floor
Boston, Massachusetts  02109


        Re:    CitiFunds Tax Free Income Trust - Distribution Agreement


Ladies and Gentlemen:

     This letter serves as notice that the Distribution Agreement, amended and restated as of December 31, 1997 (the "Agreement"), between the Trust and CFBDS, Inc. is further amended as follows:

     The first paragraph of the Agreement is amended to read as follows:

          DISTRIBUTION AGREEMENT , dated as of June 24, 1986, amended and restated as of December 31, 1997, and as further amended on _______ __, 199_, by and between CitiFunds Tax Free Income Trust (formerly, Landmark Tax Free Income Funds), a Massachusetts trust (the "Trust"), and CFBDS, Inc., a Massachusetts corporation ("Distributor"). The Agreement relates solely to Shares of Beneficial Interest designated "Class A."

     The fourth paragraph of the Agreement is amended to read as follows:

          WHEREAS, the Trust wishes to retain the services of a distributor for Class A Shares of each of the Trust's series listed on Exhibit A hereto (the "Funds") and has registered the Shares of the Funds under the Securities Act of 1933, as amended (the "1933 Act");

     The sixth paragraph of the Agreement is amended to read as follows:

          WHEREAS, Distributor has agreed to act as distributor of the Class A Shares of the Funds for the period of this Agreement;

     Paragraph 1(a) of the Agreement is amended to read as follows:

          (a) The Trust hereby appoints Distributor its exclusive agent for the distribution of Class A Shares of the Funds in jurisdictions wherein such Shares may be legally offered for sale; provided, however, that the Trust in its absolute discretion may issue Shares of the Funds in connection with (i) the payment or reinvestment of dividends or distributions; (ii) any merger or consolidation of the Trust or of the Funds with any other investment company or trust or any personal holding company, or the acquisition of the assets of any such entity or another Fund of the Trust; or (iii) any offer of exchange permitted by Section 11 of the 1940 Act.

     Paragraph 1(b) of the Agreement is amended to read as follows:

          (b) Distributor hereby accepts such appointment as exclusive agent for the distribution of Class A Shares of the Funds and agrees that it will sell the Shares as agent for the Trust at prices determined as hereinafter provided and on the terms hereinafter set forth, all according to the then-current prospectus and statement of additional information of each Fund (collectively, the "Prospectus" and the "Statement of Additional Information"), applicable laws, rules and regulations and the Declaration of Trust of the Trust. Distributor agrees to use its best efforts to solicit orders for the sale of Shares of the Funds, and agrees to transmit promptly to the Trust (or to the transfer agent of the Funds, if so instructed in writing by the Trust) any orders received by it for purchase or redemption of Shares.

     Paragraph 2 of the Agreement is amended to read as follows:

          2. Offering Price of Shares. All Fund Shares sold under this Agreement shall be sold at the public offering price per Share in effect at the time of the sale, as described in the Prospectus. The public offering price of the Class A Shares of each Fund shall be the net asset value of such Shares plus the amount of any applicable sales charge, as provided in the Prospectus. The excess, if any, of the public offering price over the net asset value of the Shares sold by Distributor as agent, and any contingent deferred sales charge applicable to Class A Shares of any Fund as set forth in the applicable Fund's Prospectus, shall be retained by Distributor as a commission for its services hereunder. Out of such commission Distributor may pay commissions, concessions or agency fees to dealers or other financial institutions, including banks, and may pay them to others in its discretion in such amounts as Distributor shall determine from time to time. Except as may be otherwise determined by Distributor from time to time, such commissions, concessions or agency fees shall be uniform to all dealers and other financial institutions. At no time shall the Trust receive less than the full net asset value of the Shares of each Fund, determined in the manner set forth in the Prospectus and the Statement of Additional Information. Distributor also may receive such compensation under the Trust's Service Plan for Class A Shares as may be authorized by the Trustees of the Trust from time to time.

     The second sentence of paragraph 9 is amended to read as follows:

          The term "CitiFunds Tax Free Income Trust" means and refers to the Trustees from time to time serving under the Declaration of Trust of the Trust, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts.


     Exhibit A of the Agreement is amended to read as follows:

                                     Funds


                  CitiFunds National Tax Free Income Portfolio
                  CitiFunds New York Tax Free Income Portfolio
                  CitiFunds California Tax Free Income Portfolio

     Please sign below to acknowledge your receipt of this notice.




        CITIFUNDS TAX FREE INCOME TRUST

        By: ___________________________


        Title: ________________________

        Acknowledgment:

        CFBDS, INC.

        By: ___________________________


        Title: ________________________